For Immediate Release

8x8, Inc. Reports Fourth Quarter and Fiscal 2018 Financial Results

Fiscal 2018 Service Revenue Increased 19% year-over-year to $280 million

Fiscal 2018 Mid-Market and Enterprise Service Revenue Grew 29%

SAN JOSE, CA. - May 24, 2018 -- 8x8, Inc. (NYSE:EGHT), a leading provider of cloud phone, meeting, collaboration, and contact center solutions, today reported financial results for the fourth quarter and fiscal full-year ended March 31, 2018.

Fourth Quarter Fiscal 2018 Financial Results:
  Revenue: Service revenue increased 20% year-over-year to $75.3 million. Adjusting for constant currency, service revenue increased 19%. Total revenue increased 19% year-over-year to $79.3 million. Adjusting for constant currency, total revenue increased 18%.
  Service revenue from mid-market and enterprise customers increased 29% year-over-year and represented 60% of total service revenue.
  GAAP net loss was $13.3 million or ($0.14) per diluted share.
  Non-GAAP net loss was $2.9 million or ($0.03) per diluted share.
  Margins: GAAP gross margin was 75%, compared with 77% in the same period last year. Non-GAAP gross margin was 77%, compared with 79% in the same period last year. GAAP service margin was 81%, compared with 83% in the same period last year. Non-GAAP service margin was 83%, compared with 84% in the same period last year.
  Cash generated from operating activities was $2.7 million.

"The fourth quarter was a strong finish to a transformational year at 8x8. Our solid performance reflects successful execution against our strategic initiatives and is validation of the investments we continue to make to accelerate service revenue growth," said Vik Verma, Chief Executive Officer at 8x8, Inc.

Full-Year Fiscal 2018 Financial Results:

  Revenue: Service revenue increased 19% year-over-year to $280.4 million. Adjusting for constant currency and the discontinued revenue from the non-core, voice broadcasting segment of DXI, service revenue increased 19%. Total revenue increased 17% year-over-year to $296.5 million. Adjusting for constant currency and the discontinued revenue from the non-core, voice broadcasting segment of DXI, total revenue increased 17%.
  Service revenue from mid-market and enterprise customers increased 29% year-over-year and represented 58% of total service revenue.
  GAAP net loss was $104.5 million or ($1.14) per diluted share, inclusive of two special items in the third fiscal quarter. The special items were: 1) $71 million of non-cash, non-recurring tax charges as a result of the Tax Cuts and Jobs Act and the Company's decision to record a valuation allowance against its deferred tax assets; and 2) $9 million non-cash, non-recurring impairment of goodwill and other assets related to UK EasyContactNow.
  Non-GAAP net income was $5.9 million, or $0.06 per diluted share, excluding special items.
  Margins: GAAP gross margin was 76%, compared with 75% in the same period last year. Non-GAAP gross margin was 78%, compared with 77% in the same period last year. GAAP service margin was 82% compared with 82% in the same period last year. Non-GAAP service margin was 84%, compared with 84% in the same period last year.
  Cash Flow: Cash generated from operating activities was $22 million. Cash, restricted cash and investments were $160 million at March 31, 2018.

Additional Business Metrics and Highlights:

  More than 50% of new monthly recurring revenue (MRR) booked in the full-year from mid-market and enterprise customers who purchased 8x8's integrated UCaaS and CCaaS solutions.
  Average monthly service revenue by business customer (ARPU): ARPU per mid-market and enterprise customers was $4,899, compared with $4,494 in the same period last year, a 9% year-over-year increase. ARPU per business customer grew to $469, compared with $426 in the same period last year, a 10% increase year-over-year.
  Churn: Gross monthly business service revenue churn on an organic basis was 0.3% during the fourth quarter, compared with 0.7% in the same period a year ago.
  Completed acquisition of MarianaIQ to strengthen AI and Machine Learning capabilities for enterprise communications.
  Synergy Research named 8x8 as the global leader for subscriber seats in the combined mid-market and enterprise segments of the UCaaS market for the twelfth consecutive quarter.
  Leader in the 2017 Gartner Magic Quadrant for Unified Communications as a Service for the sixth consecutive year and Challenger in Magic Quadrant for Contact Center as a Service for the third consecutive year.
  CRN gave the 8x8 Partner Program a 5-Star rating in the 2018 Partner Program Guide.
  Best Communications Provider award at Call & Contact Centre Expo 2018 Awards UK.
  8x8 was awarded a total of 154 patents through March 31, 2018.
  Share Repurchase: During the full-year, the Company repurchased 1.4 million shares of common stock at an average price of $13.14 per share, for a total of $17.9 million, under the Company's approved share repurchase program.
  Announced upcoming launch of X Series product line at Enterprise Connect in March 2018.

"Our new X Series platform is the culmination of a multi-year process of acquisition and organic investment, and we believe it will be a game changer," continued Vik Verma. "Based on strong market adoption of our unified platform and our increasing capabilities in data analytics and artificial intelligence, including the recent acquisition of MarianaIQ, X Series is uniquely positioned to be the communications engine companies need to fuel their digital transformation efforts for years to come."

"To fully leverage this market opportunity in fiscal 2019 and beyond, we are expanding investments in engineering, marketing, sales, deployment, and customer support. We are adopting this strategy in order to deliver the most comprehensive, integrated system of engagement to the market. We believe strongly this strategy and the investments we are making will drive long-term value creation for our shareholders and customers."

Financial Outlook:

Our financial outlook reflects the adoption of the new ASC 606 revenue recognition standard that is effective for us beginning April 1, 2018. The guidance below includes the expected impact of the adoption of this new standard, which replaced ASC 605. We expect no material difference in revenue between ASC 606 and ASC 605. However, under ASC 606, we estimate that certain sales commission expenses will reduce GAAP and non-GAAP net loss by approximately $11 million to $13 million for the full fiscal year 2019.

Full Year Fiscal 2019 Financial Outlook under ASC 606:

  Service revenue in the range of $333 million to $338 million, representing approximately 19% to 21% year-over-year increase.
  Excluding DXI revenue, service revenue growth in the range of 21% to 22%.
  Total revenue in the range of $347 million to $352 million, representing approximately 17% to 19% year-over-year increase.
  Non-GAAP pre-tax loss in the range of $13 million to $17 million.

First Fiscal Quarter 2019 Financial Outlook:

  Service revenue in the range of $77 million to $78 million, representing approximately 18% to 20% year-over-year increase.
  Excluding DXI revenue, service revenue growth in the range of 20% to 21%.
  Non-GAAP pre-tax loss in the range of $4 million to $5 million.

The Company does not reconcile its forward-looking non-GAAP net income to the corresponding GAAP measures of GAAP net income (loss) due to the significant variability of, and difficulty in making accurate forecasts and projections with regards to, the various expenses we exclude. For example, although future hiring and retention needs may be reasonably predictable, stock-based compensation expense depends on variables that are largely not within the control of nor predictable by management, such as the market price of 8x8 common stock, and may also be significantly impacted by events like acquisitions, the timing and nature of which are difficult to predict with accuracy. Similarly, impairments and other non-recurring items are difficult to predict as they may depend on future events and external factors outside the Company's control. The actual amounts of these excluded items could have a significant impact on the Company's GAAP net income (loss). Accordingly, management believes that reconciliations of this forward-looking non-GAAP financial measure to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Information:

Management will host a conference call to discuss earnings results on May 24, 2018 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The call is accessible via the following numbers and webcast links:

Dial In:	(866) 393-4306 Domestic or (734) 385-2616 International; Conference ID #1568167
Replay:	(855) 859-2056 Domestic or (404) 537-3406 International; Conference ID #1568167
Webcast:	http://investors.8x8.com

Participants should plan to dial in or log on ten minutes prior to the start time. A telephonic replay of the call will be available until June 13, 2018. The webcast will be archived on 8x8's website for a period of 30 days. For additional information, visit http://investors.8x8.com.

About 8x8, Inc.

8x8, Inc. (NYSE:EGHT) is a leading provider of cloud phone, meeting, collaboration and contact center solutions with over a million business users worldwide. 8x8 helps enterprises engage at the speed of employee and customer expectations by putting the collective intelligence of the organization in the hands of every employee. For additional information, visit www.8x8.com, or connect with 8x8 on LinkedIn, Twitter, and Facebook.

Non-GAAP Measures:

The Company has provided in this release financial information that has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Management uses these non-GAAP financial measures internally in analyzing the Company's financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating the Company's ongoing operational performance. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating 8x8's ongoing operating results and trends and in comparing financial results with other companies in the industry, many of which present similar non-GAAP financial measures to investors.

The Company has defined non-GAAP net income (loss) as net income (loss) for GAAP plus amortization of acquired intangible assets, impairment charges, stock-based compensation, other income and expenses, and the provision for or benefit from income taxes. Amortization of acquired intangible assets and impairment charges are excluded because they are a non-cash expense that management does not consider part of ongoing operations when assessing the Company's financial performance. Stock-based compensation expense has been excluded because it is a non-cash expense and relies on valuations based on future events, such as the market price of 8x8 common stock and attrition, that are difficult to predict and are affected by market factors that are largely not within the control of management. Certain other income and expense items, such as acquisition-related or severance expenses, have been excluded because management considers them to be isolated transactions and believes they are not reflective of the Company's ongoing operations, reduce comparability of periodic operating results when included, are difficult to predict, and are often one-time. GAAP tax provision (benefit) for income taxes has been excluded as it is also a non-cash expense that management does not consider part of its analysis of the performance of ongoing operations. Due to the Company's history of tax losses and full valuation allowance against deferred tax assets, future GAAP and Non-GAAP effective tax rates are limited to current taxes in certain US state and foreign jurisdictions. The Company reports these current taxes as reduction from Non-GAAP pretax net income to derive Non-GAAP net income after taxes.

The Company defines non-GAAP net income per share as non-GAAP net income divided by the weighted-average diluted shares outstanding which includes the effect of potentially dilutive stock options and awards. The Company defines non-GAAP net income percentage of revenue as non-GAAP net income (loss) divided by non-GAAP revenue. Management believes that such exclusions facilitate comparisons to the Company's historical operating results and to the results of other companies in the same industry, and provides investors with information that management uses in evaluating the Company's performance on a quarterly and annual basis.

Although these non-GAAP financial measures adjust expense, they should not be viewed as a pro forma presentation reflecting the elimination of the underlying share-based compensation programs, which are an important element of the Company's compensation structure. GAAP requires that all forms of share-based payments should be valued and included, as appropriate, in results of operations. Management believes these expenses are a material part of the Company's operating results.

In addition:

  This release may provide certain financial measures that have been adjusted to exclude the impact of the discontinuation of the voice broadcasting segment of DXI, as first reported in the third quarter of the Company's 2017 fiscal year. To adjust for the discontinued voice broadcasting business, revenue figures for each period being compared exclude all revenue attributable to the discontinued business.

  This release may provide certain financial measures that have been adjusted to exclude all revenue generated by DXI in the revenue figures for each period being compared. As first reported in the third quarter of the Company's 2018 fiscal year, the Company has de-emphasized the sale of DXI's ContactNow as a stand-alone product, and management therefore believes it is useful to exclude this revenue from certain period-to-period comparisons in order to assess the growth of the Company's core business. Some financial measures presented in this release may reflect adjustments for comparison on a constant currency basis when management concluded that the elimination of the impact of currency fluctuations between current and comparative prior periods assist with the evaluation of the underlying business performance.

The Company discloses these non-GAAP financial measures to the public as an additional means by which investors can assess the Company's performance and to identify the Company's operating results for investors on the same basis applied by management. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. This reconciliation has been provided in the financial statement tables included below in this press release.

Forward Looking Statements:

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, potential new business, strategies, organization changes, changing markets, future business performance and outlook. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors.

These factors include, but are not limited to:

  Customer acceptance and demand for our cloud communication and collaboration services, changes in the competitive dynamics of the markets in which we compete, the quality and reliability of our services,
  customer cancellations and rate of churn,
  our ability to scale our business,
  customer acquisition costs,
  our reliance on infrastructure of third-party network services providers, risk of failure in our physical infrastructure,
  risk of failure of our software,
  our ability to maintain the compatibility of our software with third-party applications and mobile platforms, continued compliance with industry standards and regulatory requirements in the United States and foreign countries in which we make our software solutions available, and the costs of such compliance, risks relating to our strategies and objectives for future operations, including the execution of integration plans and realization of the expected benefits of our acquisitions, the amount and timing of costs associated with recruiting, training and integrating new employees, timing and extent of improvements in operating results from increased spending in marketing, sales, and research and development, introduction and adoption of our cloud software solutions in markets outside of the United States, risk of cybersecurity breaches and other unauthorized disclosures of personal data, general economic conditions that could adversely affect our business and operating results,

  implementation and effects of new accounting standards and policies in our reported financial results, and potential future intellectual property infringement claims and other litigation that could adversely affect our business and operating results.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

8x8, Inc.

Investor Relations:
Victoria Hyde-Dunn
1-669-333-5200

victoria.hyde-dunn@8x8.com

or

Media:
Priya Ramesh
1-669-235-3578
priya.ramesh@@8x8.com

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Service revenue	$75,325	$62,654	$280,430	$235,816
Product revenue	4,019	3,834	16,070	17,572
Total revenue	79,344	66,488	296,500	253,388

Operating expenses:
Cost of service revenue	13,952	10,803	50,689	42,400
Cost of product revenue	5,826	4,187	20,482	19,714
Research and development	10,016	7,142	34,797	27,452
Sales and marketing	52,940	38,228	184,044	139,277
General and administrative	10,340	9,814	38,915	31,214
Impairment of goodwill, intangible assets, and equipment	-	-	9,469	-
Total operating expenses	93,074	70,174	338,396	260,057
Loss from operations	(13,730)	(3,686)	(41,896)	(6,669)
Other income, net	610	583	3,693	1,792
Loss from operations before provision (benefit) for income taxes	(13,120)	(3,103)	(38,203)	(4,877)
Provision (benefit) for income taxes	142	(178)	66,294	(126)
Net loss	$(13,262)	$(2,925)	$(104,497)	$(4,751)

Net loss per share:
Basic	$(0.14)	$(0.03)	$(1.14)	$(0.05)
Diluted	$(0.14)	$(0.03)	$(1.14)	$(0.05)

Weighted average number of shares:
Basic	92,526	91,175	92,017	90,340
Diluted	92,526	91,175	92,017	90,340

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 31,	March 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$31,703	$41,030
Short-term investments	120,559	133,959
Accounts receivable, net	16,296	14,264
Other current assets	10,040	8,101
Total current assets	178,598	197,354
Property and equipment, net	35,732	24,061
Intangible assets, net	11,958	17,038
Goodwill	40,054	46,136
Non-current deferred tax asset	-	48,859
Restricted cash	8,100	-
Other assets	2,767	407
Total assets	$277,209	$333,855

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$23,899	$18,631
Accrued compensation	17,412	11,508
Accrued taxes	6,367	5,354
Deferred revenue	2,559	2,144
Other accrued liabilities	6,026	5,707
Total current liabilities	56,263	43,344

Other liabilities	2,172	1,910
Total liabilities	58,435	45,254

Total stockholders' equity	218,774	288,601
Total liabilities and stockholders' equity	$277,209	$333,855

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Twelve Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(104,497)	$(4,751)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	8,171	6,084
Amortization of intangible assets	5,033	3,762
Impairment of goodwill and long-lived assets	9,469	15
Amortization of capitalized software	2,513	591
Stock-based compensation expense	29,176	21,462
Tax benefit from stock based-compensation expense	-	(486)
Deferred income tax expense (benefit)	66,273	(411)
Gain on escrow settlement	(1,393)	-
Other	677	1,196
Changes in assets and liabilities:
Accounts receivable, net	(2,402)	(4,799)
Other current and noncurrent assets	(3,149)	(2,515)
Accounts payable and accruals	11,860	8,135
Deferred revenue	310	195
Net cash provided by operating activities	22,041	28,478

Cash flows from investing activities:
Purchases of property and equipment	(9,178)	(8,851)
Purchase of businesses, net of cash acquired	-	(2,884)
Proceeds from escrow settlement	1,393	-
Cost of capitalized software	(12,486)	(5,516)
Proceeds from maturity of investments	100,382	93,795
Sales of investments	27,841	41,288
Purchase of investments	(115,224)	(140,026)
Net cash used in investing activities	(7,272)	(22,194)

Cash flows from financing activities:
Capital lease payments	(1,079)	(674)
Payment of contingent consideration	(150)	(300)
Repurchase and tax-related withholding of common stock	(22,440)	(3,003)
Tax benefit from stock-based compensation expense	-	486
Proceeds from issuance of common stock under employee stock plans	7,229	5,087
Net cash (used in) provided by financing activities	(16,440)	1,596

Effect of exchange rate changes on cash	444	(426)
Net (decrease) increase in cash and cash equivalents	(1,227)	7,454

Cash, cash equivalents and restricted cash, beginning of period	41,030	33,576
Cash, cash equivalents and restricted cash, end of period	$39,803	$41,030

8x8, Inc.
Selected Operating Statistics

	Mar. 31, 2017	June 30, 2017	Sept. 30, 2017	Dec. 31, 2017	Mar. 31, 2018

Business customer average monthly service revenue per customer (1)	$ 426	$ 432	$ 442	$ 454	$ 469
Monthly business service revenue churn (2)(3)	0.7%	0.6%	0.4%	0.4%	0.3%

Overall service margin	83%	82%	81%	83%	81%
Overall product margin	-9%	-22%	-17%	-27%	-45%
Overall gross margin	77%	76%	75%	78%	75%

(1)

Business customer average monthly service revenue per customer is service revenue from business customers in the period divided by the number of months in the period divided by the simple average number of business customers during the period.

(2)

Business customer service revenue churn is calculated by dividing the service revenue lost from business customers (after the expiration of 30-day trial) during the period by the simple average of business customer service revenue during the same period and dividing the result by the number of months in the period.

(3)	Excludes DXI business customer service revenue churn for all periods presented.

8x8, Inc.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Three Months Ended		Twelve Months Ended		Twelve Months Ended
Reconcilation of GAAP to Non-GAAP Expenses:	March 31, 2018		March 31, 2017		March 31, 2018		March 31, 2017
GAAP cost of service revenue	$13,952		$10,803		$50,689		$42,400
Amortization of acquired intangible assets	(708)		(691)		(2,933)		(2,388)
Stock-based compensation expense	(502)		(394)		(1,821)		(1,732)
Non-recurring items	(87)		-		(87)		-
Non-GAAP cost of service revenue	$12,655		$9,718		$45,848		$38,280
Non-GAAP service margin (as a percentage of service revenue)	$62,670	83.2%	$52,936	84.5%	$234,582	83.7%	$197,536	83.8%

GAAP and Non-GAAP cost of product revenue	$5,826		$4,187		$20,482		$19,714
Non-GAAP product margin (as a percentage of product revenue)	$(1,807)	-45.0%	$(353)	-9.2%	$(4,412)	-27.5%	$(2,142)	-12.2%

Non-GAAP gross margin (as a percentage of revenue)	$60,863	76.7%	$52,583	79.1%	$230,170	77.6%	$195,394	77.1%

GAAP research and development	$10,016		$7,142		$34,797		$27,452
Stock-based compensation expense	(1,973)		(951)		(6,418)		(3,762)
Non-GAAP research and development (as a percentage of revenue)	$8,043	10.1%	$6,191	9.3%	$28,379	9.6%	$23,690	9.3%

GAAP sales and marketing	$52,940		$38,228		$184,044		$139,277
Amortization of acquired intangible assets, impairment	(330)		(330)		(2,100)		(1,389)
Stock-based compensation expense	(3,077)		(2,714)		(11,654)		(8,832)
Non-recurring items in operating expenses	(186)		(493)		(669)		(493)
Non-GAAP sales and marketing (as a percentage of revenue)	$49,347	62.2%	$34,691	52.2%	$169,621	57.2%	$128,563	50.7%

GAAP general and administrative	$10,340		$9,814		$38,915		$31,214
Stock-based compensation expense	(2,487)		(1,773)		(9,283)		(7,136)
Non-recurring items	(861)		(993)		(1,373)		(1,071)
Non-GAAP general and administrative (as a percentage of revenue)	$6,992	8.8%	$7,048	10.6%	$28,259	9.5%	$23,007	9.1%

Reconcilation of GAAP Net Loss to Non-GAAP Net Income (Loss):
GAAP net income (loss)	$(13,262)		$(2,925)		$(104,497)		$(4,751)
Amortization of acquired intangible assets	1,038		1,021		5,033		3,762
Impairment of equipment, intangible assets, and goodwill	-		-		9,469		15
Stock-based compensation expense	8,039		5,832		29,176		21,462
Non-recurring items in operating expenses	1,134		1,486		2,129		1,564
Non-recurring items in other income (expenses), net	-		-		(1,393)		-
Provision (benefit) for income taxes (1)	142		(178)		66,294		(126)
Non-GAAP net income (loss) before taxes (as a percentage of revenue)	$(2,909)	-3.7%	$5,236	7.9%	$6,211	2.1%	$21,926	8.7%
Non-GAAP tax expense (2)	33		1,990		330		8,332
Non-GAAP net income (loss) after taxes (as a percentage of revenue)	$(2,942)	-3.7%	$3,246	4.9%	$5,881	2.0%	$13,594	5.4%

(1) The amounts for the three and twelve months ended Mar 31, 2017 have been adjusted to conform with the current period presentation.
(2) The non-GAAP tax provision in fiscal year 2018 does not have a deferred income tax impact due to the full valuation allowance applied against deferred tax assets. The non-GAAP effective tax rate of -1.1% and 5.3% for the three and twelve months ended March 31, 2018, respectively, is based on current taxes for certain states and foreign jurisdictions, and excludes the impact of the valuation allowance. For the three and twelve months ended March 31, 2017, the total non-GAAP effective tax rate was 38%.

Shares used in computing non-GAAP net income (loss) per share:
Basic	92,526		91,175		92,017		90,340
Diluted	92,526		94,506		95,896		93,807

GAAP net loss per share - Diluted	$(0.14)		$(0.03)		$(1.14)		$(0.05)
Non-GAAP net income (loss) before taxes per share - Diluted	$(0.03)		$0.06		$0.06		$0.23
Non-GAAP net income (loss) after taxes per share - Diluted	$(0.03)		$0.03		$0.06		$0.14